UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 17, 2012

SureWest Communications
(Exact name of registrant as specified in its charter)

California	000-29660	68-0365195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On May 18, 2012, participants in the SureWest KSOP (the “Plan”) were notified that certain restrictions would be imposed on certain Plan transactions. These restrictions will be imposed in order to provide for the conversion of shares of common stock of SureWest Communications (“SureWest”) held by the Plan’s SureWest common stock fund (the “SureWest Stock Fund”) into shares of common stock of Consolidated Communications (“Consolidated”) and cash contingent upon the closing of the transactions contemplated under the pending merger agreement between SureWest and Consolidated (the “Merger”), which closing remains subject to the satisfaction of the conditions set forth in such merger agreement. Among other restrictions, Plan participants will be prevented from moving money in or out of the SureWest Stock Fund. This “blackout period” is expected to begin at 10 a.m., Pacific time (1 p.m., Eastern time) on June 20, 2012 and end during the week of July 8, 2012.

On May 23, 2012, SureWest sent a notice to its directors and executive officers informing them that, as a result of such Plan restrictions, a blackout period will be imposed on them prior to the Merger with respect to SureWest common stock and, if they continue as directors or executive officers of Consolidated after the closing of the Merger, with respect to Consolidated common stock, in each case, that was acquired in connection with their service as a director or an executive officer of SureWest or Consolidated, subject to certain limited exceptions.

A copy of the blackout notice to directors and executive officers of SureWest, which includes the information required by Rule 104(b) of Regulation BTR, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Notice of Blackout Period, dated May 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Dan T. Bessey
Dan T. Bessey
Vice President and Chief Financial Officer

Date:  May 23, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice of Blackout Period, dated May 23, 2012.